Exhibit 99.1

Allos Therapeutics Completes Patient Enrollment in Pivotal Phase 3 Study of EFAPROXYN™ in Women with Brain Metastases Originating from Breast Cancer

Westminster, CO, August 28, 2006 — Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that it has completed patient enrollment in its pivotal Phase 3 ENRICH study of EFAPROXYN™ (efaproxiral) in women with brain metastases originating from breast cancer.

ENRICH (ENhancing whole brain Radiation therapy In patients with breast Cancer and Hypoxic brain metastases) is a Phase 3, randomized, open-label, multi-center study designed to evaluate the safety and efficacy of whole brain radiation therapy (WBRT) with supplemental oxygen with or without EFAPROXYN in women with brain metastases from breast cancer.  A total of 360 patients were enrolled at 126 participating centers in the United States, Canada, Europe and South America. The primary endpoint for the study is survival.  Secondary endpoints include response rate in the brain at three months and KPS.  The trial is being conducted under a Special Protocol Assessment, which is an agreement between the Company and the FDA that the design and planned analyses of the study, as reflected in the trial protocol, adequately address the objectives of the study in support of an NDA submission.

“We gratefully acknowledge the investigators and patients who participated in this landmark study for their important role in helping to evaluate the safety and efficacy of EFAPROXYN in women with brain metastases originating from breast cancer,” said Paul L. Berns, President and Chief Executive Officer.  “Brain metastases are a devastating complication of breast cancer that result in nearly uniform mortality. With the completion of enrollment in this pivotal Phase 3 trial, we are one step closer to introducing an important new first-in-class therapeutic option that has the potential to improve the survival and quality of life of this patient population.”

Next Milestones

An independent data monitoring committee will conduct a second planned interim analysis of safety and efficacy data from the study at its first scheduled meeting following the occurrence of 188 patient deaths, which is currently expected to occur in the second half of 2006.  The Company will conduct the final analysis of safety and efficacy data following the occurrence of 282 patient deaths, which is currently expected to occur in mid 2007.  If the trial results are positive at either the second interim or final analysis, the Company will submit an amendment to its previously filed new drug application as expeditiously as possible to seek marketing approval for EFAPROXYN for the treatment of patients with brain metastases originating from breast cancer.

About EFAPROXYN

EFAPROXYN is the first synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy. By increasing tumor oxygenation, the Company believes that EFAPROXYN has the potential to enhance the efficacy of standard radiation therapy.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel, next generation antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential safety and efficacy of EFAPROXYN for the treatment of patients with brain metastases from breast cancer, the Company’s projected timelines for conducting the second interim and/or final analysis of safety and efficacy data from the ENRICH trial, the potential of EFAPROXYN to enhance the efficacy of standard radiation therapy, and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the ENRICH trial may not demonstrate the safety and efficacy of EFAPROXYN for the treatment of patients with brain metastases from breast cancer; that the Company we may experience difficulties or delays in the ENRICH trial, whether caused by adverse events, patient death rates, regulatory issues or other factors; and that the Company’s other clinical trials may not demonstrate the safety and efficacy of its product candidates in their target indications.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:
Jennifer Neiman
Manager, Corporate Communications
720-540-5227
jneiman@allos.com